EXHIBIT 77Q3 TO FORM N-SAR

Registrant Name: Vanguard Windsor Fund
File Number: 811-834
Registrant CIK Number: 0000107606

Item 73

     Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Item 73 completely, the Registrant has set forth in their entirety the complete responses to the indicated Items or Sub-Items below, in accordance with verbal instructions provided to the Registrant by the staff of the Commission on September 20, 2002, and September 23, 2002.




Item 73

Distributions per share for which record date passed during the period:

B)      1. Distributions of capital gains                                                                           $___.088
        2. Distributions of capital gains from a second class of open-end company shares                            $___.297
